Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Primoris Services Corporation of our reports dated March 10, 2010, relating to the consolidated balance sheets of Primoris Services Corporation (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2009:

•      Registration Statement on Form S-8 (No. 333-159491) pertaining to the Long-Term Incentive Equity Plan of Primoris Services Corporation; and

•      Registration Statement on Form S-3 (No 333-161331) pertaining to the registration of 1,737,936 shares of common stock.

Our report with respect to the consolidated financial statements refers to the Company’s adoption of Statements of Financial Accounting Standards No. 141(R), Business Combinations (codified in FASB ASC Topic 805, Business Combinations), effective January 1, 2009.

/s/ Moss Adams, LLP

Irvine, California

March 10, 2010